Exhibit 5.1

June 18, 2004

Telecom Argentina S.A.

Alicia Moreau de Justo 50

(C1107AAB) Buenos Aires, Argentina

Dear Ladies and Gentlemen:

We are acting as special United States counsel to Telecom Argentina S.A. (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (File No. 333-111790) by the Company for the purpose of registering under the United States Securities Act of 1933 (the “Act”) the Company’s Series A Notes Due 2014 and Series B Notes Due 2011 (collectively, the “Notes”) to be issued in connection with the Company’s restructuring of outstanding indebtedness (the “Outstanding Debt”) pursuant to an Acuerdo Preventivo Extrajudicial (the “APE”) governed by Argentine law, as described in the Solicitation Statement forming a part of the Registration Statement (the “Solicitation Statement”). The Notes are to be issued pursuant to an Indenture (the “Indenture”) between the Company and The Bank of New York, as Trustee. Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

We have examined the originals or copies, certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that, assuming that the Indenture and the Notes have been duly authorized, executed and delivered by the Company insofar as Argentine law is concerned, and assuming due authorization, execution and delivery of the Indenture by the Trustee and that each of the Trustee and the Company has full power, authority and legal right to enter into and perform its obligations thereunder, the Notes, when the Notes are executed by the Company, authenticated in accordance with the terms of the Indenture and delivered to the holders of Outstanding Debt pursuant to and in accordance with the terms and conditions of the APE in

Telecom Argentina S.A. June 18, 2004

consideration for the cancellation of the Outstanding Debt, will be valid and binding obligations of the Company insofar as New York law is concerned.

We have considered the statements relating to legal matters included in the Solicitation Statement under the caption “Certain United States Tax Considerations.” Insofar as such statements constitute a summary of the United States legal matters specifically referred to therein, such statements fairly present in all material respects such legal matters subject to the conditions or limitations set forth therein.

The foregoing opinions are subject to the following qualifications:

(a) Our opinion is subject to the effects of applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability, and to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(b) We have assumed that the Notes, when executed and delivered, will conform to the forms thereof in the Indenture.

(c) We have assumed, with respect to the APE, that (i) each participating creditor will tender its Outstanding Debt in the manner contemplated in the Solicitation Statement and the related letter of transmittal, and (ii) once the APE has been duly and validly executed by the Company and consented to by or on behalf of the participating creditors comprising the requisite majorities, the APE will be approved by the Argentine court of competent jurisdiction to which it is submitted and will constitute a valid, binding and enforceable obligation of the Company and all holders of Outstanding Debt, resulting in the cancellation of the Outstanding Debt.

(d) We have assumed, without independent investigation, that (i) each party to the Indenture or the Notes is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and of each other jurisdiction in which the conduct of its business or the ownership of its property makes such qualification necessary, (ii) the execution, delivery and performance of its obligations under the Indenture or the Notes do not and will not violate any law or regulation, the organizational documents of each such party or any agreement, judgment, injunction, order, decree or other instrument binding on any such party, (iii) all authorizations, approvals or consents of, and all filings or registrations with, any governmental or regulatory authority or agency required in connection with the execution, delivery and performance of the Indenture and the Notes have been obtained.

Telecom Argentina S.A. June 18, 2004

(e) We express no opinion as to provisions in the Indenture or Notes which subject the Company to any claim for deficiency resulting from a judgment being rendered in a currency other than the currency called for in such document or instrument; and we express no opinion as to whether a New York State or United States federal court would render or enforce a judgment in a currency other than United States Dollars or the exchange rate that such a court would use in rendering a judgment in United States Dollars in respect of an obligation in any other currency.

(f) We express no opinion as to (i) whether a United States federal court would have jurisdiction over a controversy arising under the Indenture or the Notes; (ii) provisions in the Indenture or the Notes which purport to constitute waivers of objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like and (iii) provisions regarding submission to jurisdiction in any jurisdiction outside of New York. We note that the selection of United States federal courts sitting in New York City as the venue for actions for proceedings relating to Agreement, the Indenture and the Notes, respectively, is subject to the power of such courts to transfer or dismiss actions pursuant to 28 U.S.C. Section 1404(a) and the doctrine of forum non conveniens.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Legal Matters” in the Solicitation Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.

Very truly yours,

Davis Polk & Wardwell